EXHIBIT 1.01




                                  TERMS AGREEMENT



                                      May 5, 1995



  Commercial Credit Company
  300 St. Paul Place
  Baltimore, Maryland 21202

  Attention: Chief Financial Officer
             -----------------------

  Dear Sirs:

                  We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase the Securities at 98.867% of the aggregate principal amount thereof, plus accrued interest from May 1, 1995 to the date of payment and delivery. The Closing Date shall be May 12, 1995, at 8:30 A.M. at the offices of Travelers Group Inc., 388 Greenwich Street, New York, New York 10013.

                  The Securities shall have the following terms:

             Title:              6-7/8% Notes due May 1, 2002
             Maturity:           May 1, 2002
             Interest Rate:      6-7/8% per annum
             Interest Payment
               Dates:            May 1 and November 1, commencing November 1,
                                 1995
             Initial Price to
               Public:           99.235% of the principal amount thereof, plus
                                 accrued interest from May 1, 1995, to the date
                                 of payment and delivery
             Redemption
               Provisions:       The Securities are not redeemable by the
                                 Company prior to maturity.


             Additional terms:   The Regular Record Dates are April 15 and
                                 October 15.  The Securities
























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                                 shall be issuable as Registered Securities
                                 only.  The Securities will be initially
                                 represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's Prospectus Supplement dated May 5, 1995. Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

                  All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

                  Basic Provisions varied with respect to this Terms Agreement:
  (a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)" and insert in lieu thereof "(33-56553)" and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statement on Form S-3; (c) In the fifth line of the third paragraph of Section 3, delete the phrase "New York Clearing House (next day)" and insert in lieu thereof "federal or other same day"; and (d) in the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global".

                  The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements
































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  set forth in any applicable sections of Schedule E to the By-Laws of the
  National Association of Securities Dealers, Inc.

                  Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriter.

                  The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.


































































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                  Please accept this offer no later than 9:00 o'clock P.M. on
  May 5, 1995, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

                  "We hereby accept your offer, set forth in the Terms Agreement, dated May 5, 1995, to purchase the Securities on the terms set forth therein."

                                      Very truly yours,

                                      BEAR, STEARNS & CO. INC.



                                      By:      /s/ Fares Noujaim
                                           --------------------------
                                           Name:  Fares Noujaim
                                           Title: Senior Managing
                                                   Director


  ACCEPTED:

  COMMERCIAL CREDIT COMPANY



  By:    /s/ Firoz B. Tarapore
      ----------------------------
      Name:  Firoz B. Tarapore
      Title: Vice President and
             Assistant Treasurer












































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